Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-114483) and related Prospectus of TOR Minerals International, Inc. for the registration of 3,376,316 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 2004, with respect to the consolidated financial statements and schedules of TOR Minerals International, Inc. included in its Form 10-KSB for the year ended December 31, 2004.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-61645) pertaining to the 1990 Incentive Plan and the Registration Statement (Form S-8 No. 333-37878) pertaining to the 2000 Incentive Plan for TOR Minerals International, Inc. of our report dated February 3, 2004, with respect to the consolidated financial statements and schedules of TOR Minerals International, Inc. included in the Form 10-KSB for the year ended December 31, 2004.

/s/ Ernst & Young LLP

March 28, 2005

San Antonio, TX